      Filed pursuant to 424(B)(3)
             Registration No. 333-146533

PROSPECTUS
Hague Corp.

All of the shares being offered, when sold, will be sold by the Selling Shareholders as listed in this Prospectus.  The Selling Shareholders are offering:

24,600,000 shares of common stock

The shares of common stock offered herein by the selling shareholders were purchased by the selling shareholders in offshore transactions pursuant to Regulation S of the Securities Act of 1933 between May and June 2007 for consideration of $0.001 per share.

Our common stock is presently not traded on any market or securities exchange and, as a result, shareholders may not be able to liquidate their shareholdings. It is our intention to have a market maker apply for quotation of our common stock on the Over the Counter Bulletin Board (the “OTC Bulletin Board”) following the effectiveness of this registration statement. The 24,600,000 shares of our common stock can be sold by the Selling Shareholders at an initial price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, of which there can be no assurance, and thereafter at prevailing market prices or privately negotiated prices.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

**************
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
**************

The date of this prospectus is December 6, 2007.

TABLE OF CONTENTS

Page

Prospectus Summary	3
The Offering	5
Risk Factors	7
Use of Proceeds	16
Determination of Offering Price	16
Dilution	16
Selling Security Holders	16
Plan of Distribution	20
Legal Proceedings	22
Directors, Executive Officers, Promoters and Control Persons	23
Security Ownership of Certain Beneficial Owners and Management	25
Description of Securities	26
Interests of Named Experts and Counsel	28
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	28
Organization with the Last Five Years	29
Description of Business	29
Management’s Discussion and Analysis and Plan of Operation	36
Description of Property	40
Certain Relationships and Related Transactions	40
Market for Common Equity and Related Stockholder Matters	22
Executive Compensation	41
Financial Statements	F-1
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	F-12

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements, and notes included in this Prospectus.  You should read the entire Prospectus carefully, including “ Risk Factors” and our financial statements and notes to the financial statements before making an investment in Hague Corp. (“we,” “us,” the “Company,” and words of similar meaning).

About the Company

We are a start-up mineral exploration company.  We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations.

Our principal offices are located at 1864 Portage Avenue, Suite 103, Winnipeg, Manitoba, R3J 0H2.  Our telephone number is (204)-951-1544.  Our fiscal year end is June 30, 2007.

On April 17, 2007, we acquired from an individual, James W. McLeod, four contiguous mineral claims, known as the Get 1 - 4 Claims, consisting of 82.64 acres, located in Esmeralda County, Nevada.  We paid $3,500 to James W. McLeod to acquire the mineral rights to the Get 1 - 4 mineral claims.

Our plan of operations is to carry out exploration on the Get 1 - 4 Claims. Our specific exploration plan for the mineral property target copper and iron sulphide with a minor lead focus.  Our exploration program is preliminary in nature in that its completion will not result in a determination that the mineral property contains commercially exploitable quantities of metals or mineralization. We will need to raise additional financing in order to carry out additional exploration of the mineral claim.  We do not have sufficient financing to complete the recommended three phase exploration program or to continue exploration and development of the mineral claims at present and there is no assurance that we will be able to obtain the necessary financing to complete such exploration.

Our objective is to conduct exploration activities on our mineral claims to assess whether the claims have any commercially viable copper, iron sulphide or lead deposits.  Until we can validate otherwise, the claims are without known resources or reserves and we have planned a three phase exploration program to explore our claims.   We will explore our claims as financing allows although there are no assurances that financing will be available to complete our exploration program.  The first phase consists of detailed prospecting, mapping and Mobile Metal Ion (“MMI”) soil geochemistry at an estimated cost of $10,000, which we hope to complete by February, 2008, although there are no assurances that we will have the required funding for such exploration activities and/or that such activities will be completed by that date, if at all.    The second phase is planned to consist of magnetometer and Vertical Loop (“VLF”) electromagnetic, grid-controlled surveys over the areas of interest determined by the first phase, based upon a budget of $15,000.  Based upon successful results from the first two phases of exploration, a third phase is proposed, to consist of induced polarization and electromagnetic resistivity surveys over grid-controlled anomalous areas outlined by the first two phases of exploration.  The estimated cost of this third phase of exploration is expected to be $35,000.  The three phase program is proposed to confirm the economic significance of the property, of which there can be no assurance.

If our exploration activities indicate that there are no commercially viable copper or iron sulphide deposits on our mining claims we will abandon the claims and acquire one or more new claims to explore in Nevada.  We will continue to acquire and explore claims in Nevada as long as we can afford to do so.

To date we have raised $24,600 through the sale of 1,230,000 shares of our common stock in offshore transactions, from May to June 2007, at a price of $0.02 per share.  Effective July 15, 2007, we affected a 20:1 forward stock split of our issued and outstanding shares of common stock, and as a result, the 1,190,000 shares of common stock which we sold now total 23,800,000 shares of common stock (the “Forward Split”).  The effects of the Forward Split have retroactively been reflected throughout this Registration Statement, unless stated otherwise.

We have no revenues, have achieved significant losses since inception, have had only limited operations, and have been issued a going concern opinion by our auditors.  We rely upon the sale of our securities to fund operations or interim loans from our President; however, there can be no assurance that either of these sources of financing will be available in the near future, if at all.

SUMMARY OF THE OFFERING

Shares offered by the Selling Shareholders:	24,600,000 shares of common stock, which represents approximately 37% of our issued and outstanding stock.
Common stock outstanding before the Offering:	64,600,000 shares. We have no outstanding options, warrants or other derivative securities.
Common stock outstanding after the Offering:	64,600,000 shares.

Offering price:
The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon several factors, including the price we thought that a purchaser would be willing to pay for our shares, and our lack of operating history.

Terms of the Offering:
The selling shareholders will determine when and how they sell the common stock offered in this Prospectus.  We will pay for the expenses associated with the offering, which we estimate to be approximately $17,500.  Refer to “ Plan of Distribution” herein.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Use of proceeds:	We will not receive any of the proceeds of the shares offered by the Selling Shareholders.

Summary Financial Data

You should read the following summary financial information presented below together with our financial statements and related notes appearing at the end of this Prospectus and the "Management's Discussion and Analysis" and "Risk Factors" sections elsewhere in this Prospectus.  The summary financial information set forth below as of June 30, 2007 and for the period from June 9, 2007 (Inception) through June 30, 2007, was derived from, and are qualified by reference to, our financial statements that have been audited by LBB & Associates Ltd., LLP, our independent registered public accounting firm, and are included elsewhere in this Prospectus.  Historical results are not necessarily indicative of future results.

Balance Sheet Data: (Consolidated)	Year ended June, 30, 2007
(Audited)

Total current assets	$22,404
Liabilities	5,100
Total Liabilities and Stockholder's Equity	$22,404

Statement of Operations (Consolidated)	Period from January 9, 2007 (Inception) through June 30, 2007
(Audited)

Revenue	$0
Expenses	11,296
Net Loss	$11,296

RISK FACTORS

An investment in our common stock involves a number of significant risks.  You should carefully consider the following material risks and uncertainties in addition to other information in this Prospectus in evaluating our company and our business before purchasing shares of our common stock.  Our business, operating results, and financial condition could be seriously harmed due to any of the following material risks.  The risks described below are not the only ones facing our company.  There could be additional risks not presently known to us that may impair our business operations.  If our business is impaired or fails, you could lose all or part of your investment.

***You should read the following risk factors
carefully before purchasing our common stock. ***

We have sufficient financing to complete phase one of our planned exploration program on our Get 1 - 4 mineral claims.  However, we will need to obtain additional financing in order to complete phase two and three.

RISKS RELATING TO OUR BUSINESS

If we do not obtain additional financing, our business may fail.

Our current operating funds are estimated to be sufficient to complete phase 1 of our proposed exploration program claims; however, we will need approximately $40,000 in additional financing in order to complete phases two and three of such exploration program (described below under Management’s Discussion and Analysis or Plan of Operation”).

Our business plan calls for significant expenses in connection with the exploration of our mineral claim and we do not currently have any commitments from our management, shareholders or any third parties to provide us with funding nor have we made any arrangements to secure any additional financing to date.  If we are unable to raise additional funds, we will not be able to continue to explore and develop our mineral property and our business may fail.

Our failure to make required work expenditures or pay the annual fees in lieu thereof could cause us to lose title to our mineral claims, which could prevent us from carrying out our business plan.

The Get 1 - 4 mineral claims currently have an expiration date of September 1, 2008 and in order to maintain the claims in good standing it will be necessary for us to co-ordinate an agent to perform and record an Affidavit of Annual Assessment Work for the claims with a minimum expenditure of $100 per claim, or alternatively, to file an Affidavit and Notice of Intent to Hold Mining Claim and Site, together with an annual maintenance fee to the U.S. Bureau of Land Management in the sum of $125 per claim, and a county recorders fee of between $8.50 to $10.50 per claim.  Failure to perform and record valid exploration work or pay the equivalent maintenance fees on the anniversary dates will result in forfeiture of title to the claims, which could prevent us from carrying out our business plan and would likely cause any investment in us to become worthless.

We rely upon Greg Chapman, and if he leaves us, our business plan and results of operations could be adversely affected.

We rely heavily on our Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, Greg Chapman for our success. His experience and input create the foundation for our business and he is responsible for the directorship and control over our exploration activities. We do not currently have an employment agreement or "key man" insurance policy on Mr. Chapman. Moving forward, should we lose the services of Mr. Chapman, for any reason, we will incur costs associated with recruiting a replacement and delays in our operations. If we are unable to replace him with another suitably trained individual or individuals, we may be forced to scale back or curtail our business plan and exploration activities. As a result of this, your investment in us could become devalued or worthless.

Greg Chapman, our sole officer and Director will be subject to conflicts of interest between our company and several other companies he currently serves as officers and Directors of.

In addition to serving as our sole officer and Director, Mr. Chapman serves as the sole officer and Director of Osler Incorporated (“Osler”), a company which plans to conduct exploration activities on mineral properties close to ours, has filed a Form SB-2 registration statement similar to ours and plans to eventually have its common stock quoted on the OTCBB bulletin board like us.  In addition to his service to our company and Osler, Mr. Chapman serves as the owner, manager and operator of CFM Accounting in Winnipeg, Manitoba (“CFM”).  Mr. Chapman’s service to Osler and CFM takes approximately 16 hours per week, and as a result the amount of time Mr. Chapman has to spend on Company matters, currently estimated at 8 hours per week, could be limited.  Conflicts of interest may also exist between Mr. Chapman’s service to us and Osler, as we may both compete for the services of various consultants, future mining claims (funding permitting, if our management feels purchasing additional mining claims is in our best interest) and/or suppliers.  Investors should keep in mind that Mr. Chapman has interests outside of the Company, which include Osler, which whom we may directly compete in the future, and as such, the amount of time Mr. Chapman is able to spend on the Company’s operations may be limited.  As a result, we could be forced to find additional management personnel and/or curtail or abandon our business plan.

We will be subject to numerous risks if we commence mining operations, of which there can be no assurance.

The mineral exploration and mining business is competitive in all of its phases. We currently have no mining operations of any kind; however, if we do commence mining activities in the future, we will be subject to numerous risks, including:

o	competitors with greater financial, technical and other resources, in the search for and the acquisition of attractive mineral properties;

o	our ability to select and acquire suitable producing properties or prospects for mineral exploration;

o	the accuracy of our reserve estimates, if any, which may be affected by the following factors beyond our control:

-	declines in the market price of the various metals we mine;

-	increased production or capital costs;

-	reduction in the grade or tonnage of the deposit;

-	increase in the dilution of the ore; or

-	reduced recovery rates;

o
risks and hazards associated with environmental hazards, political and country risks, civil unrest or terrorism, industrial accidents, labor disputes, unusual or unexpected geologic formations, cave-ins, explosive rock failures; and flooding and periodic interruptions due to inclement or hazardous weather conditions; and

o	our failure to maintain insurance on certain risks associated with any exploration activities we may undertake in the future.

If we do begin exploration activities in the future, of which there can be no assurance, we will be subject to the above risks. If any of the above risks occur, we may be forced to curtail or abandon our operations and/or exploration and development activities, if any. As a result, any investment in us could decrease in value and/or become worthless.

Our determinations of whether our planned activities and estimates of potential reserves, if any, may be inaccurate.

We are currently in the exploration stage. Before we can begin a development project, if ever, we must first determine whether it is economically feasible to do so. This determination is based on estimates of several factors, including:

o	expected recovery rates of metals from the ore;
o	facility and equipment costs;
o	capital and operating costs of a development project;
o	future metals prices;
o	currency exchange and repatriation risks;
o	tax rates;
o	inflation rates;
o	political risks and regulatory climate in Canada; and
o	availability of credit.

Any development projects we may undertake in the future will likely not have an operating history upon which to base these estimates and as a result, actual cash operating costs and returns from a development project, if any, may differ substantially from our estimates. Consequently, it may not be economically feasible to continue with a development project, if one is started.

We will rely on our professional geoscientist, James W. McLeod, in connection with our planned exploration activities, and Mr. McLeod has been involved with a large number of companies in the past, which have filed registration statements with the sec, and subsequently not moved forward with exploration activities, changed their business focus, and/or abandoned their exploration activities all together.

We plan to work closely with our Professional Geoscientist, James M. McLeod, in connection with the planned exploration activities on our claims.   Mr. McLeod has been an officer, director and geologist for over twenty (20) companies over the past few years, the majority of which have either not moved forward with exploration activities, changed their business focus and/or completely abandoned exploration activities altogether.  There is a risk that Mr. McLeod will advise us to cease our exploration activities and/or that we will not move forward with our exploration activities in the future.  In the event that we either do not move forward with our exploration activities, that we change our business focus in the future, and/or that we abandon our business activities, you could lose your entire investment in the Company.  We currently plan to continue with our exploration activities as set forth below, and have no current plans to discontinue or abandon our exploration activities at this time.

Our planned mineral exploration efforts are highly speculative.

Mineral exploration is highly speculative. It involves many risks and is often nonproductive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities.

Our property has not produced any commercial reserves or ore body, and the probability of such property producing any commercially viable reserves in the future is remote.

Our mineral project is in the exploration stage as opposed to the development stage and we have no known body of economic mineralization. The known mineralization at these projects has not been determined to be economic ore. Until further exploration activities can be conducted, there can be no assurance that a commercially mineable ore body exists on any of our properties. In order to carry out exploration and development programs of any economic ore body and place it into commercial production, we will be required to raise substantial additional funding, and even if we are successful in completing our exploration activities on our property, we may not be successful in finding commercial quantities of minerals. Furthermore, the probability of an individual prospect ever having reserves or being commercially viable is extremely remote. As a result, there is only a small probability that any of our properties contain any reserves and that any funds spent on exploration activities will ever be recovered.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition. If this were to happen, we could be forced to curtail or abandon our business activities.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully.  We were incorporated on January 9, 2007 and to date have been involved primarily in organizational activities, obtaining financing and acquiring our mineral claims since that date.  We have not earned any revenues and we have not achieved profitability as of the date of this Prospectus.  Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral property that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates.  We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks our business will likely fail and you will lose your entire investment in this offering.

Because we have only recently commenced business operations, we expect to incur operating losses for the foreseeable future.

We have never earned any revenue and we have never been profitable. Prior to completing exploration on our Get 1 - 4 mineral claims, we may incur increased operating expenses without realizing any revenues from our claims, causing us to incur operating losses for the foreseeable future.  If our operating losses continue for a sustained period our business may fail.

Because of the speculative nature of mineral exploration, there is substantial risk that no commercially viable copper, iron sulphide or lead deposits will be found and our business will fail.

Exploration for copper and iron sulphide is a speculative venture involving substantial risk.  We can provide investors with no assurance that our Get 1 - 4 mineral claims contain commercially viable copper or iron sulphide deposits.  The exploration program that we will conduct on our claims may not result in the discovery of commercially viable copper or silver deposits.  Problems such as unusual and unexpected rock formations and other conditions are involved in copper and iron exploration, which often result in unsuccessful exploration efforts.  In such a case, we may be unable to complete our business plan and you could lose your entire investment in this offering.

Because of the inherent dangers involved in copper and iron sulphide exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for copper and iron sulphide involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  We currently have no such insurance nor do we expect to get such insurance for the foreseeable future.  If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets causing our business to fail.

As we undertake exploration of our mining claims, we will be subject to compliance of government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals.  We will be subject to the mining laws and regulations as contained in the Chapter 519A of the Nevada Revised Statutes as we carry out our exploration program.  We may be required to obtain work permits and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

Our planned exploration and development activities may be adversely affected by inclement weather in and around our claims.

The temperatures on our claims can range between a low of -20 degrees Fahrenheit in the winter to a high of 100+ degrees Fahrenheit in the summer. Snow may be present on the ground from December to February, and this presence may hamper a year-round exploration and/or development program, and/or cause us to spend additional resources to heat and/or remove snow from our operations, if any. Additionally, inclement weather at the airports in and around our claims may make it more difficult for us to obtain the materials we will require for any of our planned exploration activities, and/or for our personnel to visit our claims. As a result, if there is an abnormal amount of snowfall and/or inclement weather on our claims or particularly bad winter weather at the airports surrounding our claims, we could be forced to expend additional finances dealing with such snow on our claims and with the delays such abnormal snowfall could have on our then operations, if any. The expense of additional monies could cause our revenues, if any to decline and/or cause us to curtail or abandon our business operations.

Because our management has no experience in the mineral exploration business we may make mistakes and this could cause our business to fail.

Our President has no previous experience operating an exploration or a mining company (other than in connection with the operations of Osler, as described below under “Directors, Officers, Control Persons and Promoters,” below) and because of this lack of experience he may make mistakes.  Our management lacks the technical training and experience with exploring for, starting, or operating a mine.  We rely on information provided a consulting geologist in our attempt to carry out exploration on our Get 1 - 4 mineral claims.   With no direct training or experience in these areas our management may not be fully aware of the many specific requirements related to working in this industry.  Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use.  Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our management's lack of experience in this industry.

Because we hold a significant portion of our cash reserves in United States dollars, we may experience weakened purchasing power in Canadian dollar terms.

We hold a significant portion of our cash reserves in United States dollars.  Due to foreign exchange rate fluctuations, the value of these United States dollar reserves can result in both translation gains or losses in Canadian dollar terms.  If there was to be a significant decline in the United States dollar versus the Canadian Dollar, our US dollar purchasing power in Canadian dollars would also significantly decline.  We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that we will continue as a going concern.  As discussed in Note 1 to the financial statements, we were recently incorporated on January 9, 2007, and we do not have a history of earnings, and as a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations.  Such financings may not be available or may not be available on reasonable terms.  Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

RISKS RELATING TO THE OFFERING

There is no liquidity and no established public market for our common stock and it may prove impossible to sell your shares.

There is presently no public market in our shares.  While we intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities, we cannot guarantee that such sponsorship will be approved and our stock listed and quoted for sale.  Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, it may prove impossible to sell your shares.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 (the “ Securities Exchange Act”) impose sales practice and disclosure requirements on NASD broker-dealers who make a market in " penny stocks ".  A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or " accredited investor " (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

If the Selling Shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The Selling Shareholders are offering 24,600,000 shares of our common stock through this Prospectus.  They will sell these shares at a fixed price of $0.10 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange.  Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline.  Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall.  The amount of common stock owned by the Selling Shareholders described in this Prospectus represent approximately 37% of the common shares currently outstanding.

Greg Chapman, our Chief Executive Officer and sole Director can vote an aggregate of 61.9% of our common stock and will exercise control over corporate decisions including the appointment of new directors.

Greg Chapman, our Chief Executive Officer and sole Director can vote an aggregate of 40,000,000 shares or 61.9% of our outstanding common stock. Accordingly, Mr. Chapman will exercise control in determining the outcome of corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Chapman as a Director of the Company, which will mean that he will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors.  Additionally, such control may have the effect of delaying, deferring or preventing a change of control. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

FORWARD LOOKING STATEMENTS

This Form SB-2 includes forward-looking statements which include words such as " anticipates ", " believes ", " expects ", " intends ", " forecasts ", " plans ", " future ", " strategy " or words of similar meaning.  Various factors could cause actual results to differ materially from those expressed in the forward looking statements, including those described in " Risk Factors " in this Prospectus.  We urge you to be cautious of these forward-looking statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

The common stock offered are being registered for the Selling Shareholders as specified herein.  The Selling Shareholders will receive all proceeds from the sale of common stock and we will not receive any proceeds from the resale of common stock by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders are required to sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

The offering price of $0.10 is not based upon our net worth, earnings, total asset value or any other objective measure of value based upon accounting measurements.  Should a market for our securities, the market price may be less than the offering price.

In determining the initial offering price, our Board of Directors considered, among other things, the following factors:

•	Our lack of operating history;
•	The price that we thought a purchaser would be willing to pay for our shares; and
•	Our capital structure.

DILUTION

The common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The Selling Shareholders named in this Prospectus are offering all of the 24,600,000 shares of common stock offered through this Prospectus.  These shares were acquired pursuant to private placements which transactions were exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended and included:

o	24,600,000 shares (post 20:1 forward split shares of our common stock) which were sold by us from May to June 2007 at a price of $0.001 per share.

The shares were sold solely by our President to his close friends and close business associates.  There was no private placement agent or others who were involved in placing the shares with the selling shareholders.

The following table provides as of the date of this Prospectus information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each before the offering;

2.	the total number of shares that are to be offered by each;

3.	the total number of shares that will be owned by each upon completion of the offering; and

4.	the percentage owned by each upon completion of the offering.

The following table provides information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders.

Name of Selling		Shares Beneficially Owned	# Shares	Beneficial Ownership
Shareholder		Prior to Offering	Offered	After Offering (1)
Last	First
Amiterek	Trina	700,000	700,000	-
Boersma	Gail	700,000	700,000	-
Bonner	Steve	700,000	700,000	-
Campbell	Julia	600,000	600,000	-
Carlson	Kelly	600,000	600,000	-
Clark	Karen	700,000	700,000	-
Collo	Alan	600,000	600,000	-
Cook	Bernard	600,000	600,000	-
Crossman (2)	Julia	800,000	800,000	-
Crossman (2)	Sandi	800,000	800,000	-
Desouza	Deborah	600,000	600,000	-
Emerson	Wesley	600,000	600,000	-
Hildebrandt	Brian	600,000	600,000	-
Hird	Victor	600,000	600,000	-
Horrisko	Melody	600,000	600,000	-
Hyska	Shauna	700,000	700,000	-
Johnson	Sheila	700,000	700,000	-
Lepage	R. Michael	600,000	600,000	-
MacDonald	Ian	600,000	600,000	-
Marshall	Alex	600,000	600,000	-
McCheyne	Colin	600,000	600,000	-
McDermott (3)	Cheryl	800,000	800,000	-
McDermott (3)	Don	800,000	800,000	-
McGill	Chad	600,000	600,000	-
McKenzie	Kim	700,000	700,000	-
McLean	Rhonda	600,000	600,000	-
Mask (4)	Troy	600,000	600,000	-
Mask (4)	Krista	600,000	600,000	-
Mask	Vince	600,000	600,000	-
Rae	Chris	600,000	600,000	-
Raymond	Pete	600,000	600,000	-
Spence	Kim	700,000	700,000	-
Steadman (5)	Mark	700,000	700,000	-
Steadman (5)	Tim	600,000	600,000	-
Urban	Marcie	700,000	700,000	-
Vancoughnet	Vincent	600,000	600,000	-
Walker	May	600,000	600,000	-
Woods	Kara Lee	600,000	600,000	-
		24,600,000	24,600,000

Footnotes:

(1)
This table assumes that each shareholder will sell all of his/her shares available for sale during the effectiveness of the registration statement that includes this Prospectus.  Shareholders are not required to sell their shares.

(2)	Jamie Crossman and Sandi are spouses. Each of these shareholders has no beneficial interest in the other party's respective holdings.

(3)	Cheryl and Don McDermott are spouses. Each of these shareholders has no beneficial interest in the other party's respective holdings.

(4)	Vince and Krista Mask are spouses. Troy Mask is the brother of Vince Mask. Each of these shareholders has no beneficial interest in the other party's respective holdings.

(5)	Mark and Tim Steadman are brothers. Each of these shareholders has no beneficial interest in the other party's respective holdings.

Other than detailed in the footnotes above, we are not aware of any family relationships among selling shareholders.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.  The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that the Selling Shareholders do not purchase additional shares of common stock, and assumes that all shares offered are sold.  It is possible that the Selling Shareholders may not sell all of the securities being offered.

Except as indicated above, none of the Selling Shareholders:

•	has attributed beneficial ownership to any other selling shareholder as far as we are aware;

•	has attributed beneficial ownership to any member of our management;

•	has had a material relationship with us other than as a shareholder at any time within the past three years; and

•	has ever been one of our officers or directors; or are broker-dealers or affiliates of broker-dealers.

SHARES AVAILABLE FOR FUTURE SALE

Upon the date of this Prospectus, there are 64,600,000 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, 24,600,000 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops, without limitation. No public market currently exists for the Company's common stock.

The remaining 40,000,000 shares of our issued and outstanding common stock which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

PLAN OF DISTRIBUTION

The 24,600,000 shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholders may sell their shares of common stock short and redeliver our common stock to close out such short positions; however, the selling shareholders may not use shares of our common stock being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the selling shareholders or others engage in short selling it may adversely affect the market price of our common stock.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock. We have no shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into, our common stock. We have no outstanding shares of Preferred Stock. Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered.

Equity Compensation Plans

We have no equity compensation program including a stock option plan and none are planned for the foreseeable future.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.
our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

LEGAL PROCEEDINGS

From time to time, we may become a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

The sole Director and Officer currently serving our Company is as follows:

Name	Age	Position	Period Serving	Term

Greg Chapman	45	President, Chief Executive Officer, Chief Financial Officer, Director and Secretary	January 9, 2007- January 9, 2008	1 year

The sole Director named above will serve until the next annual meeting of the stockholders and until his successor is elected and qualified.  Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

Biographical information

Greg Chapman

Greg Chapman has served as our President, Chief Executive Officer, Chief Financial Officer and Director since shortly after our inception in January 2007.  Since July 2004, he has served as the sole officer and Director of Osler Incorporated, a similar company to the Company, which is involved in the exploration of copper and iron sulphide exploration in Nevada.  Since August 2004, he has served as the owner, manager and operator of CFM Accounting in Vancouver, British Columbia (from August 2004 to August 2006) and in Winnipeg, Manitoba (since September 2006).  From September 2000 to July 2004, Mr. Chapman owned and operated Northern Cactus Accounting in Vancouver, British Columbia.

Mr. Chapman received a Bachelors degree in Economics from the University of Manitoba in 1985, and his BSc in Accountancy from California State University in Sacramento in 1994.

Mr. Chapman commits approximately 8 hours per week of his time to our business.  Mr. Chapman is responsible for the overall direction of our company.

He will rely on the information forwarded to him by the geologist the Company has paid to complete the studies regarding our mineral property.  It is important to note, as described above, that since July 2004, Mr. Chapman has served as sole officer and Director of Osler Incorporated a similar company to the Company, which is involved in the exploration of copper and iron sulphide exploration in Nevada, and as such, the time he is able to spend on Company matters may be limited and/or he may face conflicts of interest between Osler Incorporated and the Company.

Employees:

We have no employees other than Greg Chapman, who is our sole Director and officer.  For our accounting requirements we utilize the consulting services of an independent bookkeeper to assist in the preparation of our interim financial statements in accordance with accounting principles generally accepted in the United States.

Conflicts of Interest

We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of Mr. Chapman.

Audit Committee Financial Expert

We do not have a financial expert serving on an audit committee.  We do not have an audit committee because our board of directors has determined that as a start-up exploration company with no revenues it would be too expensive to have one.

Family Relationships

As we have only one director and executive officer, there are no arrangements or understandings pursuant to which a director or executive officer was selected to be a director or executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of October 1, 2007 certain information regarding the beneficial ownership of our common stock by:

1.	Each person who is known by us to be the beneficial owner of more than 5% of the common stock, and

2.	Our sole director and executive officer.

The persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. The number of shares described below include shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus. No change in control is currently being contemplated.

As of October 1, 2007, 64,600,000 common shares were issued and outstanding.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	% Class

Officers and Directors:
Common Stock	Greg Chapman	40,000,000	61.9%
Officers, Directors and 5% Shareholders as a Group (1 person)
Common Stock	Greg Chapman	40,000,000	61.9%

The person listed is the sole Director and officer of our company and has full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or a group of persons) is deemed to be a " beneficial owner " of a security if he or she, directly or indirectly, has or shares power to vote or to direct the voting of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at October 1, 2007 64,600,000 shares of common stock are issued and outstanding and held by 39 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of a majority of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this Prospectus, there is no preferred stock issued or authorized.
Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of the date of this Prospectus, there are no outstanding warrants to purchase our securities.  We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this Prospectus, there are no options to purchase our securities outstanding.  We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this Prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.  We may, however, issue such convertible or exchangeable securities in the future.

Changes in Control:

There are no arrangements which may result in a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, directly or indirectly, in our company or any of our parents or subsidiaries, if any.  Nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Neither The Loev Law Firm, PC, which prepared this Registration Statement, nor any managers or affiliates of The Loev Law Firm, PC hold any interest, contingent or otherwise in the Company or the Company’s securities.

The financial statements included in this Prospectus have been audited by LBB & Associates Ltd., LLP of Houston, Texas to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The geological report for the Get 1 - 4 mineral claims was prepared by James W. McLeod, Professional Geoscientist, and the summary information of the geological report disclosed in this Prospectus is in reliance upon the authority and capability of Mr. McLeod as a Professional Geoscientist.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes (" NRS ") and our bylaws.  Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic.  Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on January 9, 2007, under the laws of the State of Nevada.  On the date of our incorporation, we appointed Greg Chapman as our Director.  On January 9, 2007, Mr. Chapman was appointed President, Chief Executive Officer, Chief Financial Officer and Secretary of our company.  Mr. Chapman may be deemed to be our promoter.

Effective July 15, 2007, we affected a 20:1 forward stock split of our issued and outstanding shares of common stock.

DESCRIPTION OF BUSINESS

Business Development

We are a copper and iron sulphide exploration company and were incorporated on in the State of Nevada on January 9, 2007.  On April 17, 2007 we acquired the Get 1 – 4 mineral claims comprising 82.64 acre (approximately 33.44 hectares) in Esmeralda County, in the State of Nevada from James W. McLeod, an unrelated third party (the “Get” property). Effective July 15, 2007, we affected a 20:1 forward stock split of our issued and outstanding shares of common stock, which forward stock split has been retroactively reflected herein unless otherwise stated.

In April 2007, we engaged James W. McLeod, Professional Geoscientist, who is familiar with the Esmeralda County area in Nevada, to develop a report about our Get 1 – 4 mineral claims.  The report entitled “ Review and Recommendations, Get 1- 4 Mineral Claims” dated April 17, 2007 (the “ Report”) describes the mineral claims, the regional geology, the mineral potential of the claim and recommendations on how we should explore the claims.

The potential economic significance of the mineral claims is that according to our consulting geologist's report, the geology and aeromagnetic data of the mineral claims suggests some bedrock faulting may have affected the area.

Description and Location of Property

The Get mineral claims consist of 4 located mineral claims in one contiguous, 2 x 2 group comprising a total of 82.64 acres (33.44 hectares) as follows:

Name	Area (acres)	Expiry Date

Get 1	20.66	September 1, 2008*
Get 2	20.66	September 1, 2008*
Get 3	20.66	September 1, 2008*
Get 4	20.66	September 1, 2008*

*The Get 1 - 4 mineral claims currently have an expiration date of September 1, 2008 and in order to maintain the claims in good standing it will be necessary for us to coordinate an agent to perform and record an Affidavit of Annual Assessment Work for the claims with a minimum expenditure of $100 per claim, or alternatively, to file an Affidavit and Notice of Intent to Hold Mining Claim and Site, together with an annual maintenance fee to the U.S. Bureau of Land Management in the sum of $125 per claim, and a county recorders fee of between $8.50 to $10.50 per claim.  Failure to perform and record valid exploration work or pay the equivalent maintenance fees on the anniversary dates will result in forfeiture of title to the claims.

The claim area is located in Esmeralda County, Nevada on the Montezuma Peak SW 7 1/2°. At the center of the property the latitude is 37° 31.007' N and the longitude is 117° 28.014' W. The Get mineral claims lie approximately 18 miles southwest of Goldfield, Nevada.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Get property lies in the south-western part of the State of Nevada not far from California's north-eastern border.  The property is accessible from a dirt road off Highway 95 by traveling south of the town of Goldfield, Nevada.

The area receives approximately 4" - 8" of precipitation annually of which about 20% may occur as a snow equivalent.  This amount of precipitation suggests a climatic classification of arid to semi-arid.  The summers can experience hot weather, middle 60's to 70's Fahrenheit average with high temperatures of 100+ Fahrenheit, while the winters generally last from December through February.  Temperatures experienced during mid-winter average, for the month of January, from the high 20's to the low 40's Fahrenheit, with lows down to -20 Fahrenheit.

The Town of Goldfield, Nevada, offers some of the necessary amenities required to base and carry-out an exploration program (some accommodations, communications, limited equipment and supplies).  Larger or specialized equipment can be acquired in the city of Las Vegas lying 200 miles by paved road (Highway 95) traveling south of Goldfield, Nevada.

Infrastructure such as highways and secondary roads, communications, limited accommodations and some supplies that are essential to carrying-out an exploration program are at hand in the Goldfield area.

The property lies in moderately sloping terrain that occurs on the south-western flank of Montezuma Peak. Much of this area, with many broad open valleys and spiney mountain ridges, hosts sagebrush, cacti and other desert plants including Joshua trees on the low hill slopes.  Many intermittent, old south draining (dry) water courses traverse the area, but surface water is very scarce and potable surface water does not occur.  Drilling water would have to be trucked in from the town of Lida, Nevada.

The claim area ranges in elevation from 6,200 feet to 6,500 feet above mean sea level.  The physiographic setting of the property can be described as arid, gently sloping terrain.  The area has been surficially altered both by some fluvial and more wind erosion and the depositional (drift cover) effects of in-filling.  Thickness of drift cover on hill slopes is considered minimal.

History of the Get 1 - 4 Mineral Claim Area

The recorded mining history of the general area dates from the 1860's when prospectors passed through heading north and west.  The many significant lode gold, silver and other mineral product deposits developed in the area was that of the Goldfield Camp, 1905; Coaldale, coal field, 1913; Divide Silver Mining District, 1921 and the Candalaria silver-gold mine which operated as an underground lode gold deposit in 1922 and again in the 1990's as an open cut, cyanide heap leach operation.

The area in which the Get 1 - 4 mineral claims occur is the Railroad Springs District that is sometimes considered as a section of the larger Lida District.  The recorded mining history of the Railroad Springs District dates from before 1908 when shipments of mineralized material were made from several prospects.

Geological Setting

Regional Geology

The regional geology of Esmeralda County, Nevada is depicted as being underlain by all major types of rock units.  These appear to range from oldest to youngest in an east to west direction, respectively.  The oldest units are found to occur in the southeast corner of the State along the Colorado River.  The bedrock units exhibit a north-south fabric of alternating east-west ranges and valleys.  This feature suggests possible West to East compression that expresses itself through low angle thrust faulting and steep angled faults that at times brings the older rock units into contact with the younger units as a detached assemblage. Faulting plays a large part in many areas of Nevada and an even larger part in the emplacement of mineral occurrences and ore bodies.

The geology of Esmeralda County has been recognized to contain three age related assemblages; the older sedimentary and metamorphic units with a mid-aged sedimentary and igneous assemblage and the youngest volcanic-sedimentary assemblage these assemblages range in age from the Precambrian through the Tertiary.  These major divisions are divided by unconformities, i.e. periods of time that are not represented or as erosion windows in the geological record.

Local Geology

The local geology may be described from the oldest to the youngest age as being underlain by Cambrian limestone and calcareous shale that have been intruded by Cretaceous diorite units and capped by Tertiary rhyolite units.

Property Geology

The property geology appears to be underlain from oldest to youngest by Cambrian sedimentary units, Tertiary rhyolite units and Tertiary or younger basalt.

Exploration

Geophysics of the Get 1-4 Mineral Claims

The Get property is seen to lie between elliptical aeromagnetic highs that may represent intrusive stocks.  The subtle change in gradient of the aeromagnetic contours in the claim area suggests a position in an in-filled basin.  Ground geophysical surveys may add more detail to our understanding of the possible potential of the claim area.

Geochemistry of the Get 1-4 Mineral Claims

To the best  knowledge of the author of the Report, the Get 1 - 4 property has not undergone any detailed ground exploration work including geochemistry which may have usefulness in this area.

Drilling

No drilling appears to have taken place on the area covered by the Get mineral claims.

Sample Method and Approach

Standard sampling methods are utilized; for example a rock sample would be acquired from the rock exposure with a hammer.  The sample will be roughly 2” x 2” x 2” of freshly broken material.  The sample grid location correlated with global positioning system (“GPS”) location will be marked in the logbook after a sample number has been assigned.  The sample number would be impressed on an aluminum tag and on a flagging that will be affixed at the sample site for future location.

Sample Preparation, Analyses and Security

Rock exposure samples would be taken with known grid relationships that have been tied-in with a hand held global positioning system (“GPS”).

The relatively new soil survey program and proprietary digestive method called mobile metal ions (“MMI”) may be very useful in our exploration.  The samples in the desert climates are taken consistently from between 8" and 10" in the overburden below the organic zone. The samples undergo selective digestion with subsequent analyses for the chosen metal package, but most likely the standard multi-element package with gold would be undertaken.  The cost of taking the MMI sample and the analyses are more expensive than the standard soil sampling method, but some studied results have been encouraging.  All analyses and assaying will be carried-out in a certified laboratory.

Conditions to Retain Title to the Get 1 – 4 Mineral Claims

The Get 1 - 4 mineral claims currently have an expiry date of September 1, 2008 and in order to maintain the claims in good standing it will be necessary for us to co-ordinate an agent to perform and record an Affidavit of Annual Assessment Work for the claims with a minimum expenditure of $100 per claim, or alternatively, to file an Affidavit and Notice of Intent to Hold Mining Claim and Site, together with an annual maintenance fee to the U.S. Bureau of Land Management in the sum of $125 per claim, and a county recorders fee of between $8.50 to $10.50 per claim.  Failure to perform and record valid exploration work or pay the equivalent maintenance fees on the anniversary dates will result in forfeiture of title to the claims, which could prevent us from carrying out our business plan.

Competitive Conditions

The mineral exploration business is a competitive industry.  We are competing with many other exploration companies looking for minerals.  We compete with numerous other companies which have resources far in excess of ours.  Being a junior mineral exploration company, we compete with such other companies for financing and joint venture partners and exploration resources including professional geologists, camp staff, and mineral exploration supplies.

Raw Materials

The raw materials needed for our exploration program will include items such as camp equipment, sample bags, first aid supplies, groceries and propane.  All of these types of materials are readily available from a variety of suppliers in either the town of Goldfield or the City of Las Vegas in Nevada.

Dependence on Major Customers

We have no customers.

Intellectual Property and Agreements

We have no intellectual property such as patents or trademarks.  Additionally, we have no royalty agreements or labor contracts.

Government Approvals and Regulations

Exploration activities are subject to various national, state, foreign and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.  We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the United States.

The effect of these existing regulations on our business is that we are able to carry out our exploration program as we have described in this Prospectus.  However, it is possible that a future government could change the regulations that could limit our ability to explore our claim, but we believe this is highly unlikely.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on January 9, 2007. Moving forward, we plan to undertake exploration activities on our Get 1-4 claims, as explained in greater detail herein.

Costs and Effects of Compliance with Environmental Laws

We currently have no costs to comply with environmental laws concerning our exploration program.

Employees

We do not have any employees other than Greg Chapman.  We intend to retain the services of independent geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our Get 1 - 4 mineral claims.

Additional Information

Our fiscal year ends on June 30. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining any additional funding necessary for the continued exploration of our Get 1 - 4 mineral claims, of which there can be no assurance.  We believe that we have enough cash on hand to complete the first phase of our proposed exploration program (described below) but we will need to raise additional funding to complete phase 2 and 3 of such exploration activities and plan to take steps to raise additional funds in the future through the sale of equity and/or debt, of which there can be no assurance.  The following is a brief summary of our proposed exploration program:

1.	As recommended by our consulting geologist, we plan to implement a three phase exploration program on our Get 1 - 4 mineral claims at a total approximate cost of $60,000, as follows:

(a)
In or around February, 2008, we plan to carry out Phase 1 of the program which will consist of detailed prospecting, mapping and MMI soil geochemistry at a total cost of approximately $10,000.  This phase is expected to take 30 - 45 days to complete.

(b)
Phase 2 of the program will consist of magnetometer and VLF electromagnetic, grid controlled surveys over the areas of interest determined by the Phase I survey, at a total cost of approximately $15,000.  Included in the estimated cost is transportation, accommodation, board, grid installation, two geophysical surveys, maps and a report.  This phase is expected to take two weeks to complete;

(c)
Depending upon positive results from Phase I and Phase 2, we plan to carry out Phase 3 of the proposed work program.  Phase 3 will consist of induced polarization and electromagnetic resistivity surveys over grid controlled anomalous areas of interest outlined in the Phase 1 and Phase 2 field work at a total cost of approximately $35,000.  The estimated time to complete this phase is three weeks.

As at June 30, 2007, we had a cash balance of $22,404.  We believe that we have enough cash on hand to complete Phase 1 of our proposed exploration program.  If the first phase of our exploration program is successful we will have to raise additional funds so that our next 2 phases of exploration could commence.  We plan to take steps to raise additional funds in the future through the sale of equity and/or debt, of which there can be no assurance

During the next 12 months, we do not anticipate generating any revenue.  We anticipate that any additional funding will come from equity financing from the sale of our common stock or sale of part of our interest in our Get 1 - 4 mineral claims.  If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company.  We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or debt financing to fund our third phase exploration program, if applicable.  In the absence of such financing, our business will fail.  We may consider entering into a joint venture partnership by linking with a major resource company to provide the required funding to complete our continued exploration of our Get 1 - 4 mineral claims.  We have not undertaken any efforts to locate a joint venture partner.  If we enter into a joint venture arrangement, we will assign a percentage of our interest in our mineral claim to the joint venture partner.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future.  We base this expectation, in part, on the fact that very few mining claims in the exploration stage ultimately develop into producing, profitable mines.  Our future financial results are also uncertain due to a number of factors, some of which are outside our control.  These factors include, but are not limited to:

•	our ability to raise additional funding;

•	the results of our proposed exploration programs on the mining claims; and

•	our ability to find joint venture partners for the development of our mining claim interests

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Three Phase Exploration Program Cost Review

A recommended three phase exploration program is proposed.  The costs described which include detailed prospecting, Mobile Metal Ion (“MMI”) soil geochemistry, magnetometer and Vertical Loop (“VLF”) electromagnetic surveys, and induced polarization and electromagnetic resistivity surveys make up the three phase program.  The following summarizes each phase of exploration.

Phase 1

Detailed prospecting, mapping and MMI soil geochemistry. This program is expected to begin in  or around February, 2008, and take 30-45 days to complete.

Estimated Cost:	$10,000

Phase 2

Magnetometer and VLF electromagnetic, grid controlled surveys over the areas of interest determined by the Phase 1 survey. This program is expected to begin in March or April 2008, funding permitting, and take two weeks to complete. Included in this estimated cost is transportation, accommodation, board, grid installation, maps and report.

Estimated Costs:	$15,000

Phase 3

Induced polarization (IP) and electromagnetic (EM)- resistivity surveys over grid controlled anomalous areas of interest outlined by the Phase 1&2 fieldwork.  Pending the successful completion of phases 1 and 2, phase 3 is anticipated to being in _May or June 2008, funding permitting, and is estimated to take approximately three weeks to complete. Includes assays, maps and reports.

Estimated Costs:	$35,000

Total Costs:	$60,000

RESULTS OF OPERATIONS

We have had no operating revenues since our inception on January 9, 2007, through June 30, 2007.  Our activities have been financed from the proceeds of share subscriptions received.  From our inception, on January 9, 2007, to June 30, 2007 we have raised a total of $28,600 from private offerings of our common stock.

For the period from inception on January 9, 2007, to June 30, 2007, we incurred total expenses of $11,296.  These expenses included $3,500 in mineral property acquisition costs for the Get 1 - 4 mineral claims and $7,796 of general and administrative costs, which included $3,500 paid for the preparation of a report on our Get 1-4 claims during the period ended June 30, 2007.   For the period from January 9, 2007 (inception) until June 30, 2007, we had a net loss of $11,296.

Liquidity and Capital resources

At June 30, 2007 we had a cash balance of $22,404.  There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing.  If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the Get 1 - 4 mineral claims and our business will fail.

We had $5,100 of total liabilities as of June 30, 2007, representing $4,100 of accounts payable, related party, which amount is due to Mr. Chapman in connection with personal funds advanced to the Company and accounts payable and accrued liabilities of $1,000 of note payable.  The loan from Mr. Chapman is unsecured, non-interest bearing and payable on demand.

We had total working capital of $17,304 and a deficit accumulated during the exploration stage of $11,296 as of June 30, 2007.

We had $10,296 of net cash flows used in investing activities for the period from January 9, 2007 (inception) through June 30, 2007, which included $11,296 of net loss offset by $1,000 of net change in accounts payable.

We had $32,700 of net cash flows provided by financing activities for the period from January 9, 2007 (inception) through June 30, 2007, which included $28,600 of common stock issued for cash, which related to the sale of 24,600,000 shares of our common stock at a purchase price of $0.001 per share in offshore transactions during May and June 2007 and the sale of 40,000,000 shares of our common stock at a sales price of $0.0001 per share in January 2007, and $4,100 of shareholder advances, which funds were advanced to us from Mr. Chapman as described above.

We have no current commitment from our officers and Director or any of our shareholders to supplement our operations or provide us with financing in the future. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

DESCRIPTION OF PROPERTY

Our executive offices are located at 1864 Portage Avenue, Suite 103, Winnipeg, Manitoba, R3J 0H2.  Our President currently provides this space, which encompasses approximately 350 square feet, free of charge. Mr. Chapman’s father owns the space provided.

We also have four mineral claims located in Esmeralda County, Nevada, as described in the section “ Description of Business”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 12, 2007, our sole Director and officer, Greg Chapman, acquired 2,000,000 shares of our common stock at a price of $0.002 per share for total proceeds of $4,000.  In connection with the 20:1 forward stock split affected on July 15, 2007, the 2,000,000 shares now total 40,000,000 shares of our common stock.

Our President, Greg Chapman currently provides us office space free of charge, which encompasses approximately 350 square feet. Mr. Chapman’s father owns the space provided.

Except as noted above, none of the following parties has, since our inception on January 9, 2007, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

•	Any of our promoters; or

•	Any relative or spouse of any of the foregoing persons who has the same house as such person.

The promoter of our company is Greg Chapman.  Except for the transactions with Mr. Chapman noted above, there is nothing of value to be received by each promoter, either directly or indirectly, from us.  Additionally, except for the transactions noted above, there have been no assets acquired and there are no assets to be acquired from each promoter, either directly or indirectly, from us.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our officer for all services rendered in all capacities to us for the fiscal periods indicated.

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation			Total Compensation ($)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts

					Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP Payouts ($)
Greg Chapman, President	2007	1,820	Nil	Nil	Nil	Nil	Nil	$ 1,820

Our sole officer and director, Greg Chapman, was compensated $1,820 during the fiscal years ended June 30, 2007.  He acquired 2,000,000 pre 20:1 forward split shares of stock at $0.002 per share, for total consideration of $4,000, on January 12, 2007 which were subsequently forward split in a ratio of 20 for 1 and now total 40,000,000 shares.

We presently do not have any compensation agreement with our sole officer and Director.  We do not pay to our sole director any compensation for such director serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception on January 9, 2007.

FINANCIAL STATEMENTS

June 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hague Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Hague Corp. as of June 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the period from January 9, 2007 (Inception) through June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing  an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Hague Corp. as of June 30, 2007, and the results of their operations and their cash flows for the period from January 9, 2007 (Inception) through June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations, and the need to raise additional financing in order to execute its 2008 Plan, raise substantial doubt about its ability to continue as a going concern. (Management's plans as to these matters are also described in Note 1.) The 2007 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & ASSOCIATES Ltd., LLP
Houston, Texas
July 31, 2007

HAGUE CORP.
(An Exploration Stage Company)
BALANCE SHEET
JUNE 30, 2007

ASSETS
Current assets:
Cash	22,404
Total current assets	$22,404
Total assets	$22,404
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	1,000
Notes payable – Related Party	$4,100
Total current liabilities	5,100
Total liabilities	$5,100
STOCKHOLDERS' EQUITY:
Comm Common stock, $.001 par value, 100,000,000 shares authorized, 64,600,000 shares issued and outstanding	64,600
Additional paid-in-capital	(36,000)
Deficit accumulated during the exploration stage	(11,296)
Total stockholders' equity	17,304
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,404

The accompanying notes are an integral part of these financial statements

HAGUE CORP.
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
 Period from January 9, 2007 (Inception) through June 30, 2007

Inception through June 30, 2007
Cost and expenses:
Mineral exploration	$3,500
General and administrative	7,796
Net loss from operations	(11,296)

Net loss	$(11,296)
Net loss per share:
Basic and diluted	$(0.00)
Weighted average shares outstanding:
Basic and diluted	41,482,558

The accompanying notes are an integral part of these financial statements

  HAGUE CORP.
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
 Period from January 9, 2007 (Inception) through June 30, 2007

Inception through June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,296)
Adjustments to reconcile net loss to cash used in operating activities:

Net change in:
Accounts payable	1,000
CASH FLOWS USED IN OPERATING ACTIVITIES	(10,296)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from the sale of common stock	28,600
Shareholder advances	4,100
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	32,700
NET INCREASE IN CASH	22,404
Cash, beginning of period	-
Cash, end of period	$22,404
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid on interest expenses	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of these financial statements

HAGUE CORP.
 (An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
Period from January 9, 2007 (Inception) through June 30, 2007

	Common stock		Additional	Deficit accumulated during the
	Shares	Amount	paid-in capital	exploration stage	Total

Issuance of common stock for cash	64,600,000	$64,600	$(36,000)	$-	$28,600
Net loss	-	-	-	(11,296)	(11,296)
Balance, June 30, 2007	64,600,000	$64,600	$(36,000)	$(11,296)	$17,304

See accompanying summary of accounting policies and notes to financial statements.

HAGUE CORP.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
Period from January 9, 2007 (Inception) through June 30, 2007

Note 1	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on January 9, 2007.   The Company is in the pre-exploration stage and has staked a mineral property located in Nevada and has not yet determined whether this property contains reserves that are economically recoverable.  The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain the necessary financing to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At June 30, 2007, the Company had not yet achieved profitable operations, has accumulated losses of $11,296 since its inception, has working capital of $17,304, which may not be sufficient to sustain operations over the next twelve months, and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

The Company proposes to file a prospectus with the Securities and Exchange Commission on form SB-2 for the registration of up to 24,600,000 common shares at $0.10 per share, subject to regulatory approval.  These shares will be sold by existing shareholders and the Company will not receive any proceeds from this sale.  The Company also intends to seek a listing on the United States Over-the-Counter Bulletin Board.

Note 2	Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.  Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as pre-exploration stage.

Mineral Property

Costs of lease, acquisition, exploration, carrying and retaining unproven mineral properties are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Income Taxes

The Company uses the assets and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards (“SFAS”), No. 109 “Accounting for Income Taxes”.  Under the assets and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Note 2	Summary of Significant Accounting Policies- (cont’d)

Basic and Diluted Loss Per Share

The Company reports basic loss per share in accordance with the SFAS No. 128, “Earnings Per Share”.  Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Diluted loss per share has not been provided as it would be antidilutive.

Foreign Currency Translation

The Company’s functional currency is United States (“U.S.”) dollars as substantially all of the Company’s operations use this denomination.  The Company uses the U.S. dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission and in accordance with SFAS No. 52.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses would be included in Other Income (Expenses) on the Statement of Operations.

Financial Instruments

The carrying value of cash, accounts payable and accrued liabilities and related party loan approximate their fair value because of the short maturity of these instruments.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 3	Related Party Transactions

The Company was charged the following by a director of the Company:

Inception to
June 30,
2007

Management fees	$1,820

The related party loan is due to a director of the Company for funds advanced.  The loan is unsecured, non-interest bearing and has no specific terms for repayment.

Note 4	Income Taxes

The significant components of the Company’s deferred tax assets are as follows:

June 30, 2007 - $ -
Deferred tax asset attributable to:
Net operating loss	3,841
Valuation allowance	(3,841)
Net refundable amount	-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

June 30, 2007 - $ -
Deferred tax asset attributable to:
Net operating loss carryover	3,841
Valuation allowance	(3,841)
Net deferred tax asset	-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely-than-not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

No provision for income taxes has been provided in these financial statements due to the net loss.  At June 30, 2007 the Company has net operating loss carryforwards, which expire commencing in 2027, totalling approximately $11,000 the benefit of which has not been recorded in the financial statements.

Note 6	Common Stock

During the period January 9, 2007 (inception) to June 30, 2007, the Company issued 40,000,000 common shares (post split) of the Company to a director of the Company for $4,000.

During the period January 9, 2007 (inception) to June 30, 2007, the Company issued 24,600,000 common shares (post split) of the Company to investors for $24,600.

During July 2007 the Company approved a 20 for 1 forward stock split.  The stock split is presented retroactively throughout the financial statements and footnotes.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

HAGUE CORP.

The date of this Prospectus in December 6, 2007